Exhibit 2.1

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LIMITED LIABILITY PARTNERSHIP

EXECUTION VERSION

MR JOHN GORDON EVANS

MS JESSIE ANNE EVANS

MR JOHN A. ALSOP

MR JOSEPH S. GALLAGHER

AND

MEDICOR LTD.

AGREEMENT FOR THE SALE AND PURCHASE OF THE
SHARES OF BIOSIL LIMITED AND NAGOR LIMITED

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CONTENTS

Clause

1.	Definitions

2.	Sale And Purchase

3.	Conditions And Further Adjustments

4.	Completion

5.	Subsequent Payments

6.	Escrow Arrangements

7.	Warranties Of The Sellers And Pre-Completion Conduct

8.	Indemnities And Buyer’s Remedies

9.	Warranties Of The Buyer And Pre-Completion Conduct

10.	Further Undertakings Of The Sellers And Buyer

11.	Confidential Information

12.	Announcements

13.	Costs

14.	Sellers’ Representative

15.	Termination

16.	General

17.	Entire Agreement

18.	Notices

19.	Governing Law - Jurisdiction

20.	Counterparts

Schedule 1	INFORMATION ABOUT THE GROUP COMPANIES

Schedule 2	COMPLETION REQUIREMENTS

Schedule 3	WARRANTIES

Schedule 4	LIMITATIONS ON SELLERS’ LIABILITY

Schedule 5	ACTION PENDING COMPLETION

Schedule 6	REAL PROPERTY
Part A	Freehold
Part B	Leasehold

Schedule 7	REGISTERED INTELLECTUAL PROPERTY RIGHTS

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Schedule 8	LIMITATIONS ON BUYER’S LIABILITY

Schedule 9	COMPLETION NET WORKING CAPITAL STATEMENT AND SELLERS’ ESTIMATE OF NET PROFIT

Agreed Form Documents

1.	Escrow Agreement

2.	Due Diligence Questionnaire

3.	Put and Call Option Agreement

4.	Share Charge

5.	Tax Deed

6.	The Sellers certificates referred to in paragraph 1.1.1 of Schedule 2

7.	The Buyer’s certificates referred to in paragraph 2.1 of Schedule 2

8.	Resignations of directors and secretary of the Companies and release from Claims

9.	Service Agreement of John A. Alsop

10.	Registration Rights Agreement

11.	Legal opinion from the Buyer’s US Counsel

12.	Seller Letters

13.	Compromise Agreement between Mr John A. Alsop and Nagor Limited

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THIS AGREEMENT is made on 13 September 2005

BETWEEN:

(1)                            MEDICOR LTD., a company existing and organised under the laws of Delaware, having its principal offices at 4560 S. Decatur Blvd, Ste 300, Las Vegas, Nevada, 89103-5253, USA (the “Buyer”);

(2)                            JOHN GORDON EVANS, of * * *  (“Mr Evans”);

(3)                            JESSIE ANNE EVANS (known as Nancy Evans), of * * *  (“Ms Evans”);

(4)                            JOHN A. ALSOP, of * * *  (“Mr Alsop”); and

(5)                            JOSEPH S. GALLAGHER, of * * * (“Mr Gallagher”).

WHEREAS:

(A)                        The Sellers own all of the Biosil Shares and all of the Nagor Shares in the numbers set out in Schedule 1.

(B)                          Biosil is involved in the development and manufacture and Nagor is involved in the distribution of silicone based products and other products derived therefrom for the purpose of professional cosmetic and reconstructive surgery and urology.

(C)                          The Sellers wish to sell, and the Buyer wishes to purchase, all of the Shares on the terms and subject to the conditions contained in this Agreement.

THE PARTIES AGREE as follows:

1.                                 DEFINITIONS

1.1                           In this Agreement:

“2003 Accounts” has the meaning specified in paragraph 5.1 of schedule 3;

“2004 Accounts” has the meaning specified in paragraph 5.1 of schedule 3;

“2005 Accounts” has the meaning specified in paragraph 5.1 of schedule 3;

“Act” means the Companies Acts 1921 - 2004 of the Isle of Man;

“Agreement” means this agreement and the schedules hereto;

“Artes Medical” means Artes Medical USA, Inc., a company incorporated in California, USA, (SEC Central Index Key 0001156325), whose registered office is at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122, USA;

“Authorisations” means authorisations, licenses, permits, certificates or other approvals or consents delivered by any Governmental Authority established in one of the countries where the Company carries out its activities;

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“Biosil” means Biosil Limited, a company incorporated in the Isle of Man (registered number 050222C), whose registered office is at Global House, Isle of Man Business Park, Cooil Road, Douglas, Isle of Man, IM99 1AX, further details of which are set out in Part A of Schedule 1;

“Biosil Shares” means 2000 fully paid ordinary shares of £1 each in Biosil;

“Breach Notice” means a notice served pursuant either to clause 15.1.2 or clause 15.1.3;

“Business” means the business of the development, manufacture and distribution of a comprehensive line of silicone breast, facial, testicular, calf and gluteral implants for cosmetic surgery and for reconstructive surgery conducted by either of the Companies as of the date of this Agreement;

“Business Day” means a day other than a Saturday, Sunday or bank holiday in any of the Isle of Man, England, Scotland or in the United States of America;

“Buyer’s Accountants” means the accounting advisers nominated by the Buyer to the Sellers;

“Cash” all cash, cash equivalents and marketable securities of the Companies (in each as would be recognised as such under UK GAAP) as at the Completion Date;

“Clinitech” means Clinitech Polymers Limited, a company incorporated in the Isle of Man, (registered number 41297C), whose registered office is at Global House, Isle of Man Business Park, Cooil Road, Douglas, Isle of Man, IM99 1AX,, further details of which are set out in Part C of Schedule 1;

“Clinitech Shares” means the 333 ordinary shares and 83 A shares in Clinitech held by Mr Evans and the 320 ordinary shares and 80 A shares in Clinitech held by Ms Evans;

“Common Stock” means the common stock, par value US$.001 per share of MediCor Ltd., a Delaware corporation;

“Companies” means both of Biosil and Nagor and “Company” means either of them;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means the date which is 10 Business Days after the date (not being later than 12 December 2005 or, if later, 20 Business Days after any Breach Notice is served) on which the Buyer delivers a notice pursuant to Clause 3.5 stating that the Condition is satisfied or waived;

“Completion Net Cash” means the amount calculated by deducting the amount of Financial Indebtedness from the amount of Cash;

“Completion Net Cash Statement” has the meaning given in clause 3.7.2;

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“Completion Net Working Capital” means net working capital of the Companies at the Completion Date, as shown in line item 10 of the Completion Net Working Capital Statement;

“Completion Net Working Capital Statement” means the statement of certain combined and consolidated assets and liabilities of Biosil and Nagor at Completion in the form set out in Part A of Schedule 9 and as described in the notes thereto, prepared in accordance with UK GAAP;

“Condition” means the condition set out in clause 3.1;

“Confidential Information” means all information which is used in or otherwise relates to the Business and the Companies’ customers or financial or other affairs including, without limitation, information relating to:

(a)                                      technical and/or business know-how or business information acquired or developed or which the Sellers have been made aware of in connection with their activities or position as a shareholder, director, officer or employee of the Companies;

(b)                                     the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(c)                                      future projects, business development or planning, commercial relationships and negotiations;

but does not include information which is generally available to or known by the public other than as a result of improper disclosure under this Agreement;

“Consideration Shares” means 2,640,000 shares of Common Stock to be issued to the Sellers at Completion;

“Disclosure Letter” means the letter from the Sellers to the Buyer in relation to the Warranties having the same date as this Agreement the receipt of which has been acknowledged by and the contents of which are accepted by the Buyer;

“Due Diligence Questionnaire” means the questionnaire in the agreed form delivered by the Buyer to the Sellers on or prior to the date of this Agreement requesting financial, legal, and commercial information about the Companies and their businesses;

“Encumbrance” means a mortgage, charge, conditional bond and security, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

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“Environment” means:

(a)                           land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)                          water, including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

(c)                           air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground;

“Environmental Legislation” means applicable law (whether civil, criminal or administrative), common law, statute, subordinate legislation, treaty, regulation, directive, decision, by-law, circular, code, order, notice, demand, decree, injunction, judgment or resolution of a government, quasi-government, supranational, federal, state or local government, statutory, administrative or regulatory body, court or agency in any part of the world with regard to the pollution or protection of the Environment, harm to or the protection of the health of humans, animals or plants including, without limitation, laws relating to:

(a)                           public and workers’ health and safety;

(b)                          noise, vibration or radiation;

(c)                           the release or discharge of industrial, radioactive, dangerous, toxic or hazardous substances, waste (whether in solid, semi-solid or liquid form or in the form of a gas or vapour) and genetically modified organisms into the Environment; and

(d)                          the generation, manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of any of the substances, waste and organisms referred to in paragraph (c);

“Escrow Account” means the account established by the Sellers and the Buyer pursuant to the Escrow Agreement;

“Escrow Agent” means the Buyer’s solicitor and the Sellers’ solicitor acting jointly;

“Escrow Agreement” means the agreement in the agreed form to be entered into by the Buyer, the Sellers and the Escrow Agent for the administration of the Escrow Amount;

“Escrow Amount” has the meaning specified in Clause 6.1;

“Estimated Cash Payment” has the meaning specified in Clause 2.3.1(a);

“Event” means an event, act, transaction or omission including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

“Final Payment Date” means the date the final Subsequent Payment is made, whether directly to the Sellers or to the Escrow Account in accordance with Clause 6.1;

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“Financial Indebtedness” means all debt, debentures and similar long-term and short-term evidence of indebtedness of the Companies (in each case as would be recognised as such under UK GAAP) other than Trade Debt, in each case as at the Completion Date;

“Form 8-K Event” has the meaning set out in clause 15.1.2 (c);

“Governmental Authority” means (i) any European, national, regional, municipal, local or foreign government or any political subdivision of the foregoing, (ii) any governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body, including without limitation any public utility control, professional entity or public service commission or similar regulatory body, or (iii) any court, tribunal or judicial or arbitral body;

“Group Companies” means Biosil, Nagor, Artes Medical, Clinitech and NPH;

“Hazardous Substance” means a natural or artificial substance, organism, preparation or article which, if generated, manufactured, processed, used, treated, stored, distributed, disposed of, transported or handled (alone or combined with another substance, preparation or article) is or proves to be harmful to the Environment or a living organism, or which is prohibited or restricted under Environmental Legislation;

“Independent Expert” means a Queen’s Counsel with commercial expertise nominated jointly by the Buyer and the Sellers or, failing such nomination within 10 Business Days of notification of the relevant dispute, at the request of any party, by the Chairman for the time being of the Bar Council of England and Wales;

“Intellectual Property Rights” means:

(a)                           patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, internet domain names, unregistered trade marks and service marks, copyrights, database rights, rights in software, knowhow, rights in designs and inventions; and

(b)                          rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now subsist.

“Intellectual Property” means all Intellectual Property Rights owned or used by the Companies;

“Nagor” means Nagor Limited, a company incorporated in the Isle of Man (registered number 012817C), whose registered office is at Global House, IOM Business Park, Douglas, Cooil Road, Isle of Man, further details of which are set out in Part B of Schedule 1;

“Nagor Shares” means 2,000 fully paid ordinary shares of £1 each in Nagor;

“Net Profit” means the arithmetic mean of the consolidated combined net profit after tax of the Companies in respect of the financial years ended on 31 January 2003, 2004 and 2005 as calculated from each of their audited profit and loss accounts for those

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years prepared in accordance with UK GAAP, the Sellers’ calculation of which is set out in Part B of Schedule 9, subject to adjustment pursuant to clauses 2.5 to 2.10 (inclusive);

“NPH” means NPH Limited a company incorporated in the Isle of Man, (registered number 73017C), whose registered office is at Global House, Isle of Man Business Park, Cooil Road, Douglas, Isle of Man, IM99 1AX,, further details of which are set out in Part D of Schedule 1;

“Pension Scheme” means the defined contribution pension scheme operated by Biosil, the defined contribution pension scheme operated by Nagor and the Nagor Company Pension Scheme (reference PE69248/PX72117) governed by Rules dated 19 August 1999 (as amended);

“Pro rata Percentage” means, in relation to each Seller, the percentage shown below

%

Mr Evans	* * *

Ms Evans	* * *

Mr Alsop	* * *

Mr Gallagher	* * * ;

“Purchase Price” has the meaning specified in Clause 2.2;

“Put and Call Option Agreement” means any agreement in the agreed form to be entered into by the Buyer and any Seller at Completion in relation to the Consideration Shares and “Put and Call Option Agreements” means all of them;

“Real Property” means the property or properties details of which are set out in Schedule 6 and includes an individual property and a part of an individual property;

“Registration Rights Agreement” means the Agreement in the agreed form to be entered into by the parties at Completion in relation to the registration of the Consideration Shares;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Seller Letters” means the letters in the agreed form from each Seller to the Buyer confirming, among other things, that they have received legal advice in connection with their entry into this Agreement;

“Sellers” means Mr Evans, Ms Evans, Mr Alsop and Mr Gallagher and “Seller” means any of them;

“Sellers’ Account” has the meaning specified in Clause 4.2.1;

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“Sellers’ Representative” means John A. Alsop or his replacement from time to time as appointed in accordance with Clause 14.3;

“Share Charge” means the deed in the agreed form under which at Completion the Buyer will grant the Sellers a charge over 30% of the Shares of each of the Companies from time to time;

“Shares” means the Biosil Shares and the Nagor Shares;

“Specific Indemnities” has the meaning specified in Clause 8.1.3;

“Subsequent Payment” has the meaning specified in Clause 2.3;

“Tax” and “Tax Authority” shall have the same meaning as in the Tax Deed;

“Tax Deed” means the tax deed in the agreed form between the Sellers and the Buyer;

“Third Party” means any person other than the Companies, the Sellers or the Buyer;

“Trade Debt” means all amounts owing to trade creditors (other than the Sellers and any connected person) by the Companies in connection with goods or services supplied to the Companies in connection with the Business;

“UK GAAP” means generally accepted accounting principles and practices in the United Kingdom (but, for the avoidance of doubt, excluding International Financial Reporting Standards);

“Warranty” means a statement contained in Schedule 3 and “Warranties” means all those statements; and

“Warranty Claim” means a claim by the Buyer against the Sellers in respect of a breach of the provisions of clause 7.1.

1.2                           In this Agreement, a reference to:

1.2.1                            a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

1.2.2                            a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.3                            a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.4                            a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

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1.2.5                            a “party” includes a reference to that party’s successors and permitted assigns;

1.2.6                            a “connected person” has the meaning set out in section 346 of the Companies Act 1985 (as amended);

1.2.7                            a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.8                            any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

1.2.9                            times of the day is to London time.

1.3                           The headings in this Agreement do not affect its interpretation.

1.4                           Any monetary sum to be taken into account for the purposes of any Warranty where that sum is expressed in a currency other than pounds sterling shall be translated into pounds sterling at the closing mid-point pound spot rate applicable to the balance of all such amounts as are expressed in that non-sterling currency at close of business in London on the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London Edition) published on the next following Business Day.

1.5                           Where it is necessary to determine whether a monetary limit or threshold set out in paragraph 1 of Schedule 4 has been reached or exceeded and the value of the Warranty Claim or the claim under the Tax Deed is expressed in a currency other than pounds sterling, the value of that Warranty Claim or claim under the Tax Deed shall be translated into pounds sterling at the closing mid-point pound spot rate applicable to that amount of that non-sterling currency at close of business in London on the date of receipt by the Seller of written notification from the Buyer in accordance with paragraph 2 of Schedule 4 or where appropriate under the Tax Deed of the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London Edition) published on the next following Business Day.

1.6                           Where any statement in schedule 3 or in the Disclosure Letter is qualified by the expression “so far as the Sellers are aware” or any similar expression, that expression shall be deemed to be made with reference to the knowledge that the Sellers would have if they had made all reasonable enquiries in relation to the statement that is so qualified.

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2.                                 SALE AND PURCHASE

2.1                           The Sellers agree to sell with full title guarantee and the Buyer agrees to buy the Shares and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

2.2                           The consideration payable by the Buyer to the Sellers for the purchase of the Shares (the “Purchase Price”) shall consist of:

2.2.1                            a cash payment to the Sellers (the “Cash Portion”) of an amount equal to * * * multiplied by Net Profit; and

2.2.2                            the issue to the Sellers of the Consideration Shares.

2.3                           The Buyer’s obligation to pay the Purchase Price shall be satisfied by:

2.3.1                            Subject to clause 3.8, either:

(a)                     the payment at Completion of £* * * in cash (the “Estimated Cash Payment”), being the Cash Portion (based on the Sellers’ estimate that Net Profit is £* * *, as set out in Part B of Schedule 9) less £7,000,000; or

(b)                    if the amount of the Net Profit has before Completion been either agreed by the parties or determined in accordance with this clause 2 (and subject to clause 2.13) to be less than £* * *, then the payment at Completion of the Cash Portion determined with reference to such revised amount of Net Profit, less £7,000,000;

2.3.2                            the issue at Completion of the Consideration Shares; and

2.3.3                            subject to clauses 2.11, 3.15, 6.1, 6.7, 6.8 and 10.12:

(a)                     the payment on 3 January 2007 (or, if not a Business Day, on the next succeeding Business Day) of £* * * in cash, payable in accordance with clause 6.1; and

(b)                    the payment on 31 December 2007 (or, if not a Business Day, on the next succeeding Business Day) of £* * * in cash, payable in accordance with clause 6.1

(together the “Subsequent Payments” and each one, a “Subsequent Payment”).

2.4                           The Sellers waive all rights of pre-emption and other restrictions on transfer over the Shares conferred on them and shall procure that all such rights conferred on any other person are waived no later than Completion so as to permit the sale and purchase of the Shares to the Buyer.

2.5                           If the Buyer considers that the accounts used by the Sellers for their estimate that Net Profit is £* * * were not prepared in accordance with UK GAAP then the Buyer may

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deliver a notice to the Sellers’ within 20 Business Days of this Agreement (a “Net Profit Review Notice”) setting out what the Buyer believes the calculation of Net Profit and the Cash Portion should be if such accounts had been prepared in accordance with UK GAAP.  If no Net Profit Review Notice is served during such period of 20 Business Days the Buyer will be deemed to have accepted that Net Profit is £* * *.

2.6                           The Sellers shall have 20 Business Days following receipt of any Net Profit Review Notice in which to deliver a notice to the Buyer (a “Dispute Notice”) disputing the Net Profit Review Notice and if such a notice is issued the provisions of sub-clauses 2.8 to 2.10 shall apply.

2.7                           If the Sellers do not issue a Dispute Notice within the time prescribed in sub-clause 2.6 the Sellers will be deemed to have accepted the Net Profit and Cash Portion as set out in the Net Profit Review Notice.

2.8                           If the Sellers issue a Dispute Notice within the time prescribed in sub-clause 2.6 above, then within a further 10 Business Days the parties will agree to, and jointly instruct, an independent firm of internationally recognised chartered accountants (other than the Buyer’s Accountants or the Companies’ auditors at any time) (the “Accounting Expert”) to review the matters in dispute and to determine what the Net Profit and Cash Portion should be and to provide a determination as to the payment of his costs pursuant to sub-clause 2.10 below.  Failing such agreement within such time, either party may apply to the President of the Institute of Chartered Accountants in England and Wales to appoint the Accounting Expert.

2.9                           The Accounting Expert shall act in accordance with the following procedure:

2.9.1                            the Accounting Expert shall be instructed by the Buyer and the Sellers to act as an expert and not as an arbitrator to review the matters in dispute and to determine what the Net Profit and Cash Portion should be and to provide a determination as to the payment of his costs;

2.9.2                            within 5 Business Days of the date of appointment of the Accounting Expert, the Sellers and the Buyer shall each make a written submission to the Accounting Expert (copied to the other party which shall have a further 5 Business Days to make a further submission to the Accounting Expert in response thereto);

2.9.3                            the Accounting Expert shall be instructed to deliver in writing his determination to both the Buyer and the Sellers as soon as reasonably practicable following receipt of such submissions; and

2.9.4                            the Buyer and the Sellers shall provide the Accounting Expert with such documents and other information in their possession or in the possession of the Companies as the Accounting Expert may reasonably request for the purpose of making his determination.

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2.10                     In the absence of manifest error or fraud, the determination of the Accounting Expert shall be final and binding on all of the parties.  The fees and expenses of the Accounting Expert shall be shared between the Sellers and the Buyer as the Accounting Expert reasonably directs or, failing such direction, equally shared between the Sellers (on the basis of their Pro Rata Percentage) on the one part and the Buyer on the other part.

2.11                     In the event that after Completion the parties agree or the Accounting Expert determines that the Cash Portion less £7,000,000, is less than the Estimated Cash Payment, subject to clause 2.13 the shortfall shall be set-off against the first (and, if necessary, second) Subsequent Payment

2.12                     In the event that after Completion the parties agree or the Accounting Expert determines that the Cash Portion less £7,000,000, is greater than the Estimated Cash Payment, then no further action shall be taken.

2.13                     If the parties agree, or the Accounting Expert determines, that the Sellers’ calculation of Net Profit should be reduced by reason only of tools and mandrels at Biosil being incorrectly classified as non-depreciable fixed assets in any of the 2003 Accounts, 2004 Accounts or 2005 Accounts, then the lesser of: (i) £20,000; and (ii) the actual amount of the reduction due to such incorrect classification, shall be disregarded.  For the avoidance of doubt, if the incorrect classification of tools and mandrels at Biosil as non-depreciable fixed assets would lead to a reduction in Net Profit of more than £20,000, then the amount of Net Profit will be reduced by the excess over £20,000 only.

3.                                 CONDITIONS AND FURTHER ADJUSTMENTS

3.1                           Completion is conditional on the Sellers having responded on or before 5.00pm on 12 December 2005 to the Buyer’s reasonable satisfaction to each enquiry made by or on behalf of the Buyer that relates to the Companies and any aspect of their business as specified in the Due Diligence Questionnaire and any subsequent enquiry which reasonably arises in response to the answers or materials provided in response to the Due Diligence Questionnaire being satisfied.  For these purposes “satisfaction” in relation to a response shall be ascertained with reference to whether such response answers the enquiry to which it relates, rather than whether the Buyer is otherwise satisfied with such response.

3.2                           The Sellers shall use all reasonable endeavours to achieve satisfaction of the Condition as soon as reasonably practicable after the date of this Agreement and the Buyer shall use all reasonable endeavours to deliver all of its due diligence enquiries to the Sellers within 60 days of the date of this Agreement.

3.3                           Each party shall give the other prompt notice as soon as it becomes aware of the satisfaction of the Condition.

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3.4                           If, at any time, any Seller or the Buyer becomes aware of a fact or circumstance that might prevent the Condition being satisfied, it shall immediately inform the other parties in writing.

3.5                           Any time on or before 5.00pm on 12 December 2005 or, if later, 20 Business Days after any Breach Notice is served, the Buyer may deliver a notice to the Sellers stating that the Condition has been satisfied or waived and requiring Completion to occur 10 Business Days after the date of the notice.

3.6                           If the Buyer has not given notice pursuant to clause 3.5 and the Condition has not been satisfied by 5.00pm on 12 December 2005 or, if later, 20 Business Days after any Breach Notice is served, this Agreement shall automatically terminate with immediate effect and the provisions of clause 15.2 shall apply.

3.7                           The Sellers shall deliver to the Buyer:

3.7.1                            3 Business Days prior to the Completion Date, the draft Completion Net Working Capital Statement; and

3.7.2                            on the Completion Date, a statement (the “Completion Net Cash Statement”) setting out Cash and Financial Indebtedness and stating that Completion Net Cash is at least £1,000,000.

3.8                           If the Completion Net Working Capital as shown in the draft Completion Net Working Capital Statement is less than £2,327,500 and/or the Completion Net Cash as shown in the Completion Net Cash Statement is less than £1,000,000, then the Buyer may deduct the respective shortfalls from the Estimated Cash Payment or Cash Portion (as the case may be) payable to the Sellers at Completion.

3.9                           If the Buyer considers that the draft Completion Net Working Capital Statement and/or the Completion Net Cash Statement was incorrect then the Buyer may deliver a notice to the Sellers within 90 days of the Completion Date (an “Adjustment Notice”) indicating the amendments that the Buyer believes should be made to the draft Completion Net Working Capital Statement and/or the Completion Net Cash Statement.  If no Adjustment Notice is served during such period of 90 days the Buyer will be deemed to have accepted the draft Completion Net Working Capital Statement as the Completion Net Working Capital Statement and/or the Completion Net Cash Statement and the Sellers’ calculation of Completion Net Cash.

3.10                     The Sellers shall have 30 days following receipt of any Adjustment Notice in which to deliver a notice to the Buyer (an “Adjustment Dispute Notice”) disputing the Adjustment Notice and if such a notice is issued the provisions of sub-clauses 3.12 to 3.14 shall apply.

3.11                     If the Sellers do not issue an Adjustment Dispute Notice within the time prescribed in sub-clause 3.10 above, then the Sellers will be deemed to have accepted the amended Completion Net Working Capital Statement as the Completion Net Working Capital Statement and/or the Buyer’s amendments to the Completion Net Cash Statement and

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calculation of Completion Net Cash, as set out in the Adjustment Notice, and the provisions of clause 3.15 shall apply.

3.12                     If the Sellers issue an Adjustment Dispute Notice within the time prescribed in sub-clause 3.10 above, then within a further 10 Business Days the parties will agree to, and jointly instruct, an independent firm of internationally recognised chartered accountants (other than the Buyer’s Accountants or the Companies’ auditors at any time) (the “Accounting Expert”) to review the matters in dispute to determine what the Completion Net Working Capital Statement and/or the Completion Net Cash Statement and Completion Net Cash should be and to provide a determination as to the payment of his costs pursuant to sub-clause 3.14 below.  Failing such agreement within such time, either party may apply to the President of the Institute of Chartered Accountants in England and Wales to appoint the Accounting Expert.

3.13                     The Accounting Expert shall act in accordance with the following procedure:

3.13.1                      the Accounting Expert shall be instructed by the Buyer and the Sellers to act as an expert and not as an arbitrator to determine the Completion Net Working Capital Statement and/or the Completion Net Cash Statement and to provide a determination as to the payment of his costs;

3.13.2                      within 5 Business Days of the date of appointment of the Accounting Expert, the Sellers and the Buyer shall each make a written submission to the Accounting Expert (copied to the other party which shall have a further 5 Business Days to make a further submission to the Accounting Expert in response thereto);

3.13.3                      the Accounting Expert shall be instructed to deliver in writing his determination to both the Buyer and the Sellers as soon as reasonably practicable following receipt of such submissions; and

3.13.4                      the Buyer and the Sellers shall provide the Accounting Expert and each other with such documents and other information in their possession or in the possession of the Companies as the Accounting Expert may reasonably request for the purpose of making his determination.

3.14                     In the absence of manifest error or fraud, the determination of the Accounting Expert shall be final and binding on all of the parties.  The fees and expenses of the Accounting Expert shall be shared between the Sellers and the Buyer as the Accounting Expert reasonably directs or, failing such direction, equally shared between the Sellers (on the basis of their Pro Rata Percentage) on the one part and the Buyer on the other part.

3.15                     In the event that the parties agree or the Accounting Expert determines that the Completion Net Working Capital is less than £2,327,500, and/or that Completion Net Cash is less than £1,000,000, then, in either or both cases, the shortfall shall be set-off against the first (and, if necessary, second) Subsequent Payment.

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4.                                 COMPLETION

4.1                           Completion shall take place at the offices of Dickinson Cruickshank & Co at 33-37 Athol Street, Douglas, Isle of Man IM1 1LB on the Completion Date or at another venue agreed by the Buyer and the Sellers.

4.2                           At Completion the Sellers and the Buyer shall do all those things respectively required of them in Schedule 2 and the Buyer shall:

4.2.1                            pay the amount determined in accordance with clause 2.3.1 to the Sellers by transfer of funds for same day value to such account as shall be notified to the Buyer by the Sellers (the “Sellers’ Account”) no later than two Business Days before the Completion Date and the Buyer shall not be bound to make any enquiry as to the application of the proceeds of such payment between the Sellers or otherwise; and

4.2.2                            deliver to the Sellers certificates representing the shares of Common Stock comprising the Consideration Shares, issued in such share amounts and in such names as shall be notified to the Buyer by the Sellers no later than 30 days after the date of this Agreement.

4.3                           Neither the Buyer nor any of the Sellers is obliged to complete this Agreement unless:

4.3.1                            in the case of the Buyer, the Sellers comply with all of their obligations under this clause 4 and Schedule 2 and the purchase of all the Shares is completed simultaneously; and

4.3.2                            in the case of the Sellers, the Buyer complies with all of its obligations under this clause 4 and Schedule 2 that are to be performed on or before the Completion Date.

4.4                           If Completion does not take place on the date scheduled for Completion because the Buyer or as the case may be the Sellers (the “Defaulting Party”) fail to comply with any of their obligations under this clause 4 and Schedule 2 (whether such failure amounts to a repudiatory breach or not), the other party (the “Non-Defaulting Party”) may by notice to the Defaulting Party:

4.4.1                            proceed to Completion to the extent reasonably practicable (but if the Buyer is the Non-Defaulting Party and it exercises its right pursuant to this clause 4.4.1, completion of the purchase of some of the Shares does not affect its rights in connection with the others); or

4.4.2                            postpone Completion to a date not more than 5 Business Days after the Completion Date and not later than 31 December 2005.

4.5                           If the Non-Defaulting Party postpones Completion to another date in accordance with clause 4.4.2, the provisions of this Agreement apply as if that other date is the Completion Date.

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4.6                           If the Non-Defaulting Party postpones Completion to another date in accordance with clause 4.4.2 and on the postponed Completion Date the Defaulting Party fails to comply with the obligations under this clause 4 or Schedule 2, then in addition to the terms of clause 4.4.1 and 4.4.2 and notwithstanding clause 15.1, the Non-Defaulting Party may terminate this Agreement.  If the Non-Defaulting Party terminates this Agreement pursuant to this clause, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination and clause 15.2 shall apply.

5.                                 SUBSEQUENT PAYMENTS

5.1                           Each Subsequent Payment (or part thereof as the case may be) shall be paid by transfer of funds for same day value to the Sellers’ Account (or to such other account as shall be notified to the Buyer by the Sellers no later than four Business Days before the date on which such Subsequent Payment is due) and the Buyer shall not be bound to make any enquiry as to the application of the proceeds of such payment between the Sellers or otherwise.

6.                                 ESCROW ARRANGEMENTS

6.1                           In the event that on or before the date falling two Business Days prior to the payment date of a Subsequent Payment (each a “Payment Date”) the Buyer has in good faith notified the Sellers of a Warranty Claim or any other claim pursuant to this Agreement or the Tax Deed (each a “Claim”), the Buyer shall be entitled to pay to the Escrow Agent for deposit in the Escrow Account (the “Escrow Amount”), on or before the Payment Date, an amount (not to exceed the amount of that payment due on the Payment Date) equal to the loss suffered by the Buyer arising from such Claim (the “Buyer’s Loss”) as determined by the Buyer in good faith.  The Buyer shall be entitled to deduct the Escrow Amount from the amount payable to the Sellers on that and, if applicable, any subsequent, Payment Date.

6.2                           On the Payment Date, and for a period of thirty days thereafter, the Sellers shall be entitled to notify the Buyer that they dispute that the Escrow Amount is an appropriate estimate of the Buyer’s Loss and wish to refer the determination of the Buyer’s Loss to the Independent Expert for determination in accordance with the following procedure:

6.2.1                            the Independent Expert shall be instructed by the Buyer and the Sellers to act as an expert and not as an arbitrator and to reach a decision as to the appropriateness of the Buyer’s estimation of the Buyer’s Loss and to make a reasonable determination as to how his costs are to be paid;

6.2.2                            within 5 Business Days of the date of appointment of the Independent Expert, the Sellers and the Buyer shall each make a written submission to the Independent Expert (copied to the other party which shall have a further 5 Business Days to make a further submission to the Independent Expert in response thereto with such further submissions also to be copied to the other party);

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6.2.3         the Independent Expert shall be instructed to deliver in writing his determination to both the Buyer and the Sellers as soon as reasonably practicable following receipt of such submissions (including the allocation of his fees and expenses as between the Buyer and the Sellers); and

6.2.4         the Buyer and the Sellers shall each provide the Independent Expert and, subject to clause 6.2.5, each other, with such documents and other information in the possession of the Buyer, the Companies or the Sellers as the Independent Expert may reasonably request for the purpose of making his determination.  Subject to clause 6.2.5, each party must also provide the Independent Expert and the other party with any document specifically identified by the other which that party reasonably believes is necessary for the Independent Expert to make a proper determination under this clause.

6.2.5         the obligations of any party to provide information under clause 6.2.4 are subject to:

(a)       any legal or contractual restriction which would prevent the document from being disclosed;

(b)       any confidentiality obligations owed by the party to any third party in respect of the document; and

(c)       any right which the party may have to claim legal professional privilege in respect of the document.

6.3         In the absence of manifest error or fraud, the determination of the Independent Expert shall be final and binding on all of the parties (who shall pay his costs as he directs).  The Independent Expert’s determination shall be used only for the purpose of determining the application of the Escrow Amount and the amount of the relative Estimated Cash Amount (or Cash Portion less the maximum aggregate amount of the Subsequent Payment as the case may be) or the Subsequent Payment and shall have no bearing whatsoever in establishing the merit of or liability for the Claim.  The fees and expenses of the Independent Expert shall be shared between the Sellers and the Buyer as the Independent Expert directs or, failing such direction, equally shared between the Sellers (on the basis of their Pro Rata Percentage) on one part and the Buyer on another part.

6.4         In the event the Independent Expert determines that the Buyer’s Loss for any particular Claim is less than the Escrow Amount in respect of such Claim (including a determination by the Independent Expert that such Buyer’s Loss is zero), the Buyer and the Sellers shall immediately jointly instruct the Escrow Agent to release from the Escrow Account in favour of the Sellers an amount equal to the difference between the Escrow Amount, and the Buyer’s Loss determined by the Independent Expert.

6.5         In the event that it is finally determined, either by agreement of the parties or by a Court of competent jurisdiction in respect of which all rights of appeal (if any) have been exhausted or not pursued within the required time limit, that the Sellers are liable

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to pay the Buyer an amount in respect of any Claim in connection with which an Escrow Amount has been deposited into the Escrow Account (the “Liability Amount”) the Buyer and the Sellers shall immediately jointly instruct the Escrow Agent to pay to the Buyer from the Escrow Account the lesser of the Liability Amount and the Escrow Amount and if there are no further outstanding Claims to pay the balance (if any) standing to the credit of the Escrow Account to the Sellers.  The Buyer’s ability to recover any Liability Amount from the Sellers shall not be limited to the amount of the Escrow Amount.

6.6         In the event that it is finally determined, either by agreement of the parties or by a Court of competent jurisdiction in respect of which all rights of appeal (if any) have been exhausted or not pursued within the required time limit, that the Sellers are not liable to the Buyer for any Claim in connection with which an Escrow Amount has been established, the Buyer and the Sellers shall immediately jointly instruct the Escrow Agent to pay to the Sellers the part of the Escrow Amount related to such Claim.

6.7         Save where an order for relief under any provision of the US Bankruptcy Code is in force against the Buyer,  the Buyer shall be entitled to set off from any sum payable on any Payment Date any amount due and payable to the Buyer by a Seller in respect of a Claim which has been agreed upon by the parties or finally determined by a Court of competent jurisdiction in respect of which all rights of appeal (if any) have been exhausted or not pursued within the required time limit.

6.8         The Sellers shall be entitled on any Payment Date or any other date where the Buyer has a present obligation to make a payment to the Sellers in respect of this Agreement to set off from any amount due to the Buyer by a Seller in respect of a Claim which has been agreed upon by the parties or finally determined by a Court of competent jurisdiction in respect of which all rights of appeal (if any) have been exhausted or not pursued within the required time limit the amount of any sum payable by the Buyer on any Payment Date (with the set off firstly to be made against the payment due on such date).

7.           WARRANTIES OF THE SELLERS AND PRE-COMPLETION CONDUCT

7.1         The Sellers warrant to the Buyer at the date of this Agreement in the terms of Schedule 3.  Immediately before Completion, the Sellers shall repeat the Warranties by reference to the facts and circumstances as at Completion.  For this purpose only, where there is an express or implied reference in a Warranty to the “date of this Agreement”, that reference is to be construed as a reference to Completion.

7.2         The Sellers’ liability for Warranty Claims shall be limited or excluded, as the case may be, as set out in clause 7.4 and Schedule 4.

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7.3         The Sellers acknowledge that the Buyer:

7.3.1         is entering into this Agreement in reliance on each Warranty which has also been given with the intention of inducing the Buyer to enter into this Agreement; and

7.3.2         may rely on the Warranties in warranting to any subsequent buyer of all or any of the Shares or of all or any part of the undertaking of the Companies.

7.4         The Warranties are qualified by the facts and circumstances fully and fairly disclosed in the Disclosure Letter in such a manner that:

7.4.1         the significance of the information disclosed and its relevance to a particular Warranty ought reasonably to be appreciated by a reasonable purchaser, taking into account the paragraphs or subject matters in relation to which the information was disclosed; and

7.4.2         in the context of any document treated as disclosed by the Disclosure Letter, the matter disclosed is reasonably apparent from the terms of the document and in such circumstances no liability shall attach to any of the Sellers in respect of the Warranties so qualified.

7.5         The Sellers undertake not to make any claim against the Companies or a director, officer or employee of the Companies which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by the Companies or a director, officer or employee of the Companies for the purpose of assisting the Sellers to give a Warranty or prepare the Disclosure Letter.

7.6         Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

7.7         Between the execution of this Agreement and Completion the Sellers shall:

7.7.1         themselves comply, and procure that each of the Companies complies, with Schedule 5; and

7.7.2         notify the Buyer in writing as soon as reasonably practicable after they become aware of a fact or circumstance which constitutes or is reasonably likely to constitute a breach (whether repudiatory in nature or not) of clause 7.1 or 7.7.1 or is reasonably likely to cause a Warranty to be untrue if given in respect of the facts or circumstances as at Completion.

7.8         The Buyer acknowledges that the Sellers make no representation or warranty other than as expressly and specifically set forth in this Agreement or the documents referred to herein.

8.           INDEMNITIES AND BUYER’S REMEDIES

8.1         Subject to the provisions of clause 7.4, 7.6, 7.8 and Schedule 4 below, the Sellers agree to indemnify, defend and hold harmless the Buyer and the Group Companies

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(collectively “Indemnified Persons”) from and against and in respect of any and all liabilities, damages, penalties (including without limitation, criminal and administrative sanctions), judgments, settlements, costs and expenses (including interest and penalties and reasonable attorneys’ and accountants’ fees) properly incurred (“Loss” or “Losses”) that arise from:

8.1.1         any breach by the Sellers of any of the Warranties contained in or made by or pursuant to this Agreement; or

8.1.2         any breach by the Sellers of any of their covenants or agreements in this Agreement.

9.           WARRANTIES OF THE BUYER AND PRE-COMPLETION CONDUCT

9.1         The Buyer warrants to each of the Sellers that:

9.1.1         the Buyer has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each document to be executed at or before Completion to which it is expressed to be a party (the “Buyer’s Completion Documents”);

9.1.2         the Buyer’s obligations under this Agreement and the Buyer’s Completion Documents are, or when the relevant Buyer’s Completion Document is executed will be, enforceable in accordance with their respective terms;

9.1.3         the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and the Buyer’s Completion Documents will not result in a breach of any provision of the constitutional documents of the Buyer;

9.1.4         no Form 8-K Event has occurred which the Buyer has failed to notify to the United States Securities and Exchange Commission (“SEC”) in accordance with all applicable laws and regulations and in particular but without prejudice to the generality within any requisite time limits for such notification;

9.1.5         the Common Stock comprising the Consideration Shares to be delivered to the Sellers at Completion, when delivered in accordance with the terms of this Agreement, will be validly issued shares of Buyer capital stock, fully paid and non-assessable and free and clear of any Encumbrance (other than as arising under the Put and Call Option Agreement);

9.1.6         the authorised capital stock of the Buyer is as set forth in its most current filing with the SEC;

9.1.7         all of the shares of Common Stock to be issued to the Sellers in accordance herewith will be offered, issued, sold and delivered by the Buyer in compliance with all applicable state and federal laws concerning the issuance

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of securities and none of such shares was or will be issued in violation of the pre-emptive rights of any stockholder of the Buyer;

9.1.8         the Buyer has filed all forms, reports, statements and documents required to be filed with the SEC since 1 January 2004 (collectively, the “SEC Reports”), each of which has complied in all material respects with the applicable requirements of the US Securities Act of 1933 (the “Securities Act”) or the US Securities Exchange Act of 1934 (the “Exchange Act”), each as in effect on the date so filed;

9.1.9         none of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

9.1.10       all of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Financial Statements”), have been prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or  in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Buyer and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated; and

9.1.11       the principal executive officer of the Buyer and the principal financial officer of the Buyer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer’s filings pursuant to the Exchange Act.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

9.2         The Buyer’s liability under this clause shall be limited or excluded, as the case may be, as set out in Schedule 8.

10.         FURTHER UNDERTAKINGS OF THE SELLERS AND BUYER

10.1       Between the date of this Agreement and Completion the Buyer shall not and shall procure that no subsidiary, director, or director of any subsidiary of the Buyer shall voluntarily take any action or fail to take any action which results in or is reasonably likely to result in the occurrence of a Form 8-K Event.

10.2       The Sellers shall procure that the Companies are fully and finally released from all obligations or liabilities arising from any security, guarantees, comfort letters, joint undertakings or other similar undertakings given for the benefit of or on account of the

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Sellers (“Company Guarantees”), at or as soon as possible after Completion and shall indemnify the Buyer against any liability incurred by any Company after Completion arising from any of the Company Guarantees;

10.3       Each Seller undertakes to the Buyer, for itself and as agent and trustee for each of the Companies, that he/she will not do any of the following things:

10.3.1       for a period of 5 years (or, in the case of Mr Gallagher only, 3 years) starting on the date of this Agreement, either alone or jointly with, through or as adviser to, or agent of, or manager of, any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with the Business or at any time in the twelve months prior to that date in a territory in which that business is or was carried on at any such date or time;

10.3.2       for a period of 5 years (or, in the case of Mr Gallagher only, 3 years) starting on the date of this Agreement, do or say anything which is calculated to be or reckless as to whether it may be harmful to a Company’s goodwill (as subsisting at the date of this Agreement) or which is likely to lead a person who has dealt with a Company at any time during the twelve months prior to the date of this Agreement to cease to deal with a Company on substantially equivalent terms to those previously offered or at all;

10.3.3       for a period of 5 years (or, in the case of Mr Gallagher only, 3 years) starting on the date of this Agreement, on their own account or in conjunction with or on behalf of any other person in respect of the products or services of the Business either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from or do business with, a person who has been a customer of the Business at any time during the twelve months prior to the date of this Agreement for the products or services of the Business in its territory of operation;

10.3.4       for a period of 5 years (or, in the case of Mr Gallagher only, 3 years) starting on the date of this Agreement directly or indirectly solicit or contact with a view to his engagement or employment by another person (save where such person responds to a public advertisement which is not specifically directed at such person), a director, officer, employee or manager of a Company or a person who was a director, officer, employee or manager of a Company at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or would be in a position to exploit a Company’s trade connections;

10.3.5       for a period of 5 years (or, in the case of Mr Gallagher only, 3 years) starting on the date of this Agreement, engage or employ a director, officer, employee or manager of a Company or a person who was a director, officer, employee or manager of a Company at any time during the twelve months prior to the date of this Agreement, (save where such person responds to a public

***Confidential Treatment Requested

advertisement which is not specifically directed at such person) in either case where the person in question either has Confidential Information or would be in a position to exploit a Company’s trade connections; and

10.3.6       for a period of 5 years (or, in the case of Mr Gallagher only, 3 years) starting on the date of this Agreement, seek to contract with or engage (in such a way as to affect adversely a business of a Company as carried on at the date of this Agreement) a person who has been contracted with or engaged to manufacture, assemble, supply or deliver goods or services to that business at any time during the twelve months prior to the date of this Agreement.

10.4       Each undertaking in clause 10.3 constitutes an entirely independent undertaking and if any such undertaking is unlawful in accordance with its terms but would be lawful with reference to a reduced duration or any other restriction in its scope it shall be construed as referring to such reduced duration or restriction as would be lawful, making as little amendment to the undertaking in its current terms as is necessary for this purpose.

10.5       Nothing contained in clause 10.3 shall:

10.5.1       preclude or restrict the Sellers from holding not more than five per cent of the issued share capital of any company whose shares are listed on a recognised stock exchange;

10.5.2       preclude or restrict the Sellers from holding any interest in the Buyer; or

10.5.3       prevent the Sellers from continuing to hold an interest in and provide services to NPH or any other entity carrying on a business substantially similar to that of NPH as long as the activities of such company and any of its subsidiary undertakings are directly and indirectly limited to the design, manufacture, sale or supply of incontinence devices.

10.6       Pending Completion the Sellers shall not, directly or indirectly:

10.6.1       enter into or be involved in any discussion or negotiation with any person except the Buyer in connection with the sale of a Company or the business or any part of the business of or (except in the usual course of business) any of the material assets of the business of a Company;

10.6.2       enter into an agreement or arrangement with any person except the Buyer or any person designed by the Buyer in connection with the sale of a Company or the business or any part of the business of or (except in the usual course of business) any of the material assets of a Company; or

10.6.3       make available to any person except the Buyer, its directors, officers, duly authorised representatives, advisers or agents any information relating to the sale of a Company or the business or any part of the business of or (except in the usual course of business) any of the material assets of a Company.

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10.7       Following Completion, on receiving any other party’s reasonable request each party shall (at their cost):

10.7.1       do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

10.7.2       (in the case of the Sellers) give to the Buyer all information they possess or to which they have access relating to a Company’s business and allow the Buyer to copy any document containing that information.

10.8       The Buyer undertakes to the Sellers that following Completion it shall:

10.8.1       subject to clause 10.9, until the Final Payment Date, not, without the prior consent of a majority in number of Mr Evans, Ms Evans and Mr Alsop (such consent not to be unreasonably withheld or delayed):

(a)       sell more than 50% of the assets of either Company (save as may be done in connection with any future financing of the Companies);

(b)       except as required by law or as considered by the Buyer to be advantageous in relation to its Tax planning (and not deleterious to the Sellers), make any change in the capital structure of the Companies;

(c)       execute a merger or consolidation involving the Companies;

(d)       reduce the aggregate employee levels of the Companies to below 90% of (i) the level as at the Completion Date minus (ii) the number of employees of the Companies who leave such employment by their own volition;

(e)       terminate an agreement with any distributor existing as at the Completion Date, other than by reason of material breach of such agreement or for due cause; or

(f)        not remove John Alsop as a director of Biosil.

10.9       Notwithstanding anything in clause 10.8.1, until the Final Payment Date the Companies shall be entitled to sell assets in the ordinary course of business and otherwise to administer their properties and businesses in a manner consistent with prudent UK commercial practices.  Nothing in clause 10.8.1 shall be taken to be a guarantee of employment of or continuation of a contractual relationship with any Third Party or any of the Sellers.

10.10     Prior to Completion the Sellers undertake to procure that the Companies provide (with all out of pocket expenses to be at the Buyer’s cost) access to all premises, personnel and information as may be reasonably requested by the Buyer to enable the Buyer and the Buyer’s Accountants to prepare (and otherwise cooperate and cause their representatives to cooperate with the Buyer and Buyer’s Accountants in the preparation of) financial statements of the Companies in form and substance meeting the requirements of (a) Item 310(c) of United States Regulation S-B (including any

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reconciliation or other adjustments set for in such Item or related regulations) as may be needed by the Buyer to comply with the requirements of Form SB-2 Registration Statement under the Securities Act of 1933 and (b) Form 8-K under the United States Securities Act of 1934.

10.11     Subject to clause 10.12, the Sellers undertake to the Buyer that promptly following the execution of this Agreement they will procure that Biosil contacts North West Leicestershire District Council and Nagor contacts the Scottish Environmental Protection Agency (as appropriate) to enquire whether any permit or other consent is required under the Pollution Prevention and Control (England and Wales) Regulations 2000 (as amended) or the Pollution Prevention and Control (Scotland) Regulations 2000 (as amended) (as appropriate) for the use of solvents at its premises at Ashby de la Zouch and Cumbernauld respectively.  The Sellers further undertake to use all reasonable endeavours to procure, prior to the Completion Date, the grant of any such permit or consent which may be required.

10.12     The parties agree that:

10.12.1     the costs of making any application for a permit or consent made under clause 10.11 shall be borne by the Companies, as will the costs of any preparatory steps to determine whether such permit or consent is required;

10.12.2     the first £100,000 in costs of any works or other expenditure required to satisfy any condition or undertaking relating to the grant of such a permit or consent shall be borne 50 per cent. by the Companies and 50 per cent. by the Sellers (provided that the Sellers shall not be required to pay any costs until their share of such costs equals at least £5,000);

10.12.3     any costs or other expenditure required to satisfy any condition or undertaking relating to the grant of such a permit or consent in excess of £100,000 shall be borne wholly by the Sellers; and

10.12.4     any costs required to be paid by the Sellers under this clause 10.12 shall be deducted from the next occurring Subsequent Payment.  If the amount of the Subsequent Payment is insufficient to meet the costs owed by the Seller, the Buyer may notify the Sellers of the amount outstanding and the Sellers shall pay this amount to Buyer with 5 Business Days of the receipt of such notice.

10.13     Subject to the memorandum and articles of association of NPH the Sellers hereby grant the Buyer (or its nominee) a pre-emptive right to acquire all shares held by them in NPH, exercisable once any Third Party offers to acquire any such NPH shares.

10.14     Without limiting any other provision of this Agreement, the Sellers agree to continue to use their reasonable endeavours prior to Completion, including by providing information and access to personnel or premises as required, to enable the Buyer to conduct its due diligence on the Companies.

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11.         CONFIDENTIAL INFORMATION

11.1       The Sellers undertake to the Buyer, for itself and as agent and trustee for each Company, that before and after Completion the Sellers shall:

11.1.1       not use or disclose to any person Confidential Information they have or acquire; and

11.1.2       make every effort to prevent the use or disclosure of Confidential Information.

11.2       Clause 11.1 does not apply to disclosure of Confidential Information:

11.2.1       to a director, officer or employee of the Buyer or of a Company whose function requires him to have the Confidential Information;

11.2.2       required to be disclosed by law or by a Governmental Authority or other authority with relevant powers to which the Sellers are subject to or submit, whether or not the requirement has the force of law provided that where practical the disclosure shall be made after consultation with the Buyer and after taking into account the Buyer’s requirements as to its timing, content and manner of making or despatch; or

11.2.3       to an adviser for the purpose of advising the Seller in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clauses 11.1 and 11.2 apply to the disclosure by the adviser.

12.         ANNOUNCEMENTS

12.1       Subject to clause 12.2, no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained each other party’s written consent, which may not be unreasonably withheld or delayed.

12.2       Clause 12.1 does not apply to a public announcement, communication or circular:

12.2.1       made or sent by the Buyer after Completion to a customer, client or supplier of a Company informing it of the Buyer’s purchase of the Shares; or

12.2.2       required by law, by a rule of a listing authority by which the Buyer’s shares are listed, a stock exchange on which the Buyer’s shares are listed or traded or by a Governmental Authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

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13.         COSTS

Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs and expenses relating to the negotiation, preparation, execution, enforcement and performance by it of this Agreement and of each document referred to in it.

14.         SELLERS’ REPRESENTATIVE

14.1       Mr Evans, Ms Evans and Mr Gallagher each hereby appoint Mr John Alsop as their agent and attorney for the purpose of receiving communications from and delivering communications to the Buyer under this Agreement, the Share Charge, the Escrow Agreement and each Put and Call Option Agreement (the “Authority”)

14.2       None of the Sellers shall revoke or limit the Authority until the later of the seventh anniversary of this Agreement or the settlement (by settlement agreement, judgment, arbitral award or otherwise) of any Claims arising hereunder or any claim arising under the Tax Deed.

14.3       If Mr Alsop is unable or unwilling to remain as the Sellers’ Representative, for any reason whatsoever, he shall so notify the Buyer and the other Sellers and the other Sellers shall appoint either one of themselves or another competent Third Party acceptable to the Buyer (acting reasonably), to do so at the latest within ten Business Days following the date on which notice of the inability of Mr Alsop to perform his duties is sent to the Buyer and the Sellers.  The name and details of such representative shall be notified to the Buyer in accordance with the provisions of Clause 18.

15.         TERMINATION

15.1       Without limiting any other provisions of this Agreement, this Agreement may be terminated at any time prior to Completion:

15.1.1       by the mutual written consent of the Buyer and the Sellers;

15.1.2       by the Sellers if:

(a)       there has been a material breach by the Buyer of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if capable of being cured) has not been cured in all material respects within 20 Business Days following receipt by the Buyer of notice of such breach;

(b)       there has been a material adverse change in the business, condition (financial or otherwise) or operations of the group of companies of which the Buyer is the ultimate parent company or any material adverse impact on the listing of the Buyer’s common stock resulting from SEC regulatory action (whether actual or threatened) against the Buyer; or

(c)       any event reportable under any of the following items of Form 8-K (the “Form 8-K Events”) promulgated by the United States Securities and

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Exchange Commission which will or has had or is reasonably likely to have a materially adverse effect on the Buyer having occurred since the date of this Agreement: Items 1.02, 1.03, 2.02 (but only if it relates to the release of any profit warning), 2.03 (as it relates to obligations involuntarily incurred by the Buyer), 2.04, 2.06, 3.01 (a)-(c), 3.03, 4.01 (but only in circumstances where the auditor’s resignation is prompted by a disagreement regarding the Buyer’s accounts), 4.02, 5.01 and 5.02 (in respect of directors who are also executives of the Buyer only), except as any such event shall be triggered solely or substantially by consummation of the transactions contemplated by this Agreement;

15.1.3       by the Buyer if:

(a)       there has been a Material Breach which breach (if capable of being cured) has not been cured in all material respects within 20 Business Days following receipt by the Sellers of notice of such breach; or

(b)       there has been a material adverse change in the business, condition (financial or otherwise) or operations of either Company; and

15.1.4       by either the Sellers or the Buyer, if any applicable law, rule or regulation that makes consummation of the transactions contemplated hereby illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction prohibits the consummation of the transactions contemplated hereby, and such judgment, injunction, order or decree becomes final and non-appealable.

15.1.5       For the purpose of clause 15.1.3 (a), “Material Breach” means either:

(a)       a breach or series of breaches by the Sellers of any Warranties, covenants or agreements set forth in this Agreement or the Tax Deed which entitle the Buyer to make a claim or claims (or would do so if Completion were to take place), whether such claim or claims are based on an actual or contingent liability of the Buyer or the Companies and in respect of which the aggregate amount which the Buyer could reasonably expect (on the basis of an opinion from a QC with commercial expertise) to recover would be not less than £6,000,000; or

(b)       any breach or series of breaches by the Sellers of any Warranties, covenants or agreements set forth in this Agreement where the facts, matters or circumstances causing such breach relate to: (a) any criminal proceedings in connection with the conduct of the Business; (b) the CE Mark or any equivalent approval in any other jurisdiction being withdrawn or challenged by the competent authority and resulting in a cessation or suspension of a material part of a Company’s operation; or (c) health and safety or manufacturing events resulting in a cessation or suspension of a material part of a Company’s operation.

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15.2       Effect of Termination

15.2.1       In the event that this Agreement terminates under clauses 3.7, 4.6 or 15.1, all rights and obligations arising out of or in connection with this Agreement will also automatically terminate without any indemnification in whole or in part due to or by either party provided that:

(a)       such termination will not affect any claims between the parties based on any breach arising prior to the date at which this Agreement is terminated; and

(b)       the provisions of this Clause 15.2 and Clauses 11, 12, 13, 14, 16, 17, 18, and 19 will remain in full force and effect.

15.2.2       If the Sellers terminate this Agreement under Clause 4.6 or 15.1.2(a) (Buyer’s breach), the Buyer shall promptly (and in any event no later than five Business Days after such termination) pay to the Sellers a termination fee of £375,000 (the “Termination Fee”), plus expenses up to £200,000 (the “Expense Cap”) reasonably incurred by the Sellers in connection with the transactions contemplated by this Agreement.

15.2.3       If the Buyer terminates this Agreement under Clause 4.6 or 15.1.3(a) (Seller’s breach) the Sellers shall promptly (and in any event no later than five Business Days after such termination) pay to Buyer a termination fee of an amount equal to the Termination Fee, plus expenses up to the Expense Cap reasonably incurred by the Buyer in connection with the transactions contemplated by this Agreement.

15.2.4       The amount of any payment made pursuant to clauses 15.2.2 or 15.2.3 shall not limit any party’s rights pursuant to clause 15.2.1(a).

16.         GENERAL

16.1       The Sellers agree that the benefit of every provision in this Agreement is given to the Buyer for itself and its successors in title and permitted assigns.  The Buyer (and its successors and assigns) may not, without the prior written consent of the Sellers, which any Seller may in his or her discretion withhold, assign the benefit of all or any of the Sellers’ obligations under this Agreement and/or any other benefit arising under or out of this Agreement other than:

16.1.1       to any of its wholly-owned subsidiaries the right to acquire any or all of the Shares at Completion and the Sellers acknowledge that any such assignee shall enjoy the same rights as the Buyer under this Agreement;

16.1.2       to any of its wholly-owned subsidiaries any of its other rights under this Agreement, provided that should such assignee cease to be a wholly-owned subsidiary of the Buyer the Buyer shall procure the reassignment of the rights to itself or another wholly-owned subsidiary; and

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16.1.3       to any provider of finance to the Buyer that is a financial institution, institutional investor or investment professional (with the consent of the Sellers, such consent not to be unreasonably withheld or delayed).

16.2       This Agreement is personal to the Sellers.  Accordingly, the Sellers shall not assign, transfer, declare a trust of the benefit of or in any other way alienate any of their rights under this Agreement whether in whole or in part.

16.3       No amendment, modification, alteration or variation of the Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to it.

16.4       The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions.  If any provisions of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

16.5       The failure to exercise or delay in exercising a power, right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the power, right or remedy or an impairment of or a waiver of other powers, rights or remedies.  No single or partial exercise of a power, right or remedy provided by this Agreement or by law prevents further exercise of the power, right or remedy or the exercise of another right or remedy.

16.6       The parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

16.7       Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

16.8       Save as expressly set out in Clause 6, all payments to be made under clauses 2.3.4, 7, 8 or 15 shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind other than any deductions or withholding required by law.

16.9       If there is a deduction or withholding required by law from a payment under clauses 7, 8, 9 or 15, the sum due from the relevant party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

16.10     If any payment under clauses 8, 9 or 15 will be or has been subject to Tax the paying party shall on demand from the other parties pay to the other parties the amount (after

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taking into account Tax payable in respect of the amount) that will ensure that the other parties receive and retains a net sum equal to the sum they would have received had the payment not been subject to Tax.

16.11     Except as provided in clause 17.4, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.12     The Buyer shall be under no obligation to enquire as to the application of any amount paid to the Sellers pursuant to this Agreement which payment shall discharge pro tanto the obligation to pay any sum to the Sellers (or any one or more of them).

16.13     The obligations of the Sellers under this Agreement are joint and several, save in respect of the Warranties given in paragraphs 2.1 and 2.2 of Schedule 3, where the obligations of each Seller shall be several only.

17.         ENTIRE AGREEMENT

In this clause 17, the following definition applies:

“Representation” means representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

17.1       This Agreement and the documents referred to as in the agreed form constitute the entire agreement and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

17.2       Each party acknowledges that it has not entered into this Agreement relying upon any statement or representation, other than those incorporated into or referred to in the Disclosure Letter and this Agreement or the documents referred to herein.

17.3       No party is liable to any other for a Representation that is not set out in this Agreement or the documents referred to herein.

17.4       Each party agrees that no adviser or provider of finance to any other party shall have any liability to any party for a Representation that is not set out in this Agreement. An adviser or provider of finance to the Buyer may enforce the terms of this clause 17.4 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

17.5       Nothing in this clause 17 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

18.         NOTICES

18.1       A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

18.1.1       in writing;

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18.1.2       in the English language; and

18.1.3       delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 18.3 or to another address, person or fax number specified by that party by not less than 7 days’ written notice to the other party received before the Notice was despatched.

18.2       Unless there is evidence that it was received earlier, a Notice is deemed given if:

18.2.1       delivered personally, when left at the address referred to in clause 18.1.3;

18.2.2       sent by mail, five Business Days after posting it;

18.2.3       sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

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18.3       The address referred to in clause 18.1.3 is:

Name of party	Address	Facsimile No.	Marked for the attention of

The Sellers	Global House Isle of Man Business Park Cooil Road Douglas Isle of Man British Isles	+44 1624 661 656	The Sellers’ Representative

with a copy to	Brodies LLP 15 Atholl CrescentEdinburgh EH3 8HA	+44 131 228 3878	Mr Iain Young/Mr Grant Campbell

The Buyer	4560 Decatur Boulevard Suite 300 Las Vegas Nevada 89103-5253 USA	+1 702 932 4563	Mr Donald K. McGhan

with a copy to	Clifford Chance Secretaries Limited 10 Upper Bank Street Canary Wharf London E14 5JJ	+ 44 20 7006 5555	Mr Joel Ziff

19.         GOVERNING LAW - JURISDICTION

19.1       This Agreement is governed by and shall be construed in accordance with English law.

19.2       The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

19.3       The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

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19.4       The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Seller in accordance with clause 18.  These documents may, however, be served in any other manner allowed by law.  This clause applies to all Proceedings wherever started.

19.5       The Buyer acknowledges that it has appointed Clifford Chance Secretaries Limited  as agent to accept process in England in any legal action or proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it. The Buyer may, with the Sellers’ consent (not to be unreasonably withheld), appoint a replacement process agent in England and Wales.

19.6       The Buyer irrevocably agrees that any claim, judgement, or other notice process or any written communication in connection with this Agreement or the documents to be entered into pursuant to it shall be sufficiently and effectively served on it if delivered to the Agent for the time being at the UK address notified to the Sellers whether or not forwarded to or received by the Buyer.

19.7       If the agent from time to time appointed by the Buyer under clause 19.5 ceases to be able to act as such or ceases to have an office in England where process or written communications may be served, in either case for any reason whatever, or the Buyer elects to replace such agent, the Buyer irrevocably agrees to appoint a new process agent in England acceptable to the Sellers (acting reasonably) and to deliver to the Sellers within 14 days a copy of written acceptance of appointment by the process agent, some other person or persons resident in England or Wales as its agent for the purposes of this clause and forthwith to notify the Sellers’ Representative in writing of such appointment.  Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

20.         COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

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EXECUTED by the parties:

Signed by JOHN GORDON EVANS	)

Signed by JESSIE ANNE EVANS	)

Signed by JOHN A. ALSOP	)

Signed by JOSEPH S. GALLAGHER	)

Signed by	)
For and on behalf of	)
MEDICOR LIMITED	)